Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

July 23, 2013

Commodities Currencies Equities Fixed Income iPath® Exchange Traded Notes volatility iPath® Volatility ETNs The suite of iPath® Volatility Exchange Traded Notes (ETNs) have become increasingly popular in recent years as innovative vehicles providing access to US equity market volatility. Historically difficult to access and costly to implement in a single trade, volatility exposures were previously very limited for most investors. This piece provides a quick overview of the available iPath ETNs that can be used to access volatility. An investment in the ETNs involves signicant risks and may not be suitable for all investors. For more information on risks associated with the ETNs, please see Selected Risk Considerations” on page 4 and the risk factors included in the relevant prospectus. BARCLAYS

Figure 1: iPath® Volatility ETN Suite Overview Short-Term Volatility Exposure Ticker Index iPath® S&P 500 Short-Term Futures™ ETN VXX S&P 500® VIX Short-Term Futures™ Index Total Return iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN XXV S&P 500® VIX Short-Term Futures™ Index Excess Return (Inverse Exposure) iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II) IVOP S&P 500® VIX Short-Term Futures™ Index Excess Return (Inverse Exposure) Medium Term Volatility Exposure iPath® S&P 500 VIX Mid-Term Futures™ ETN VXZ S&P 500® VIX Mid-Term Futures™ Index Total Return Dynamic Volatility Exposure iPath® S&P 500 Dynamic VIX ETN XVZ S&P 500® Dynamic VIX Futures™ Total Return Index Index Sumaries S&P 500 VIX Short-Term Futures™ Index TR Utilizes the prices of two short-term (rst and second month) VIX futures contracts. Offers exposure to a daily rolling long position in the rst and second month VIX futures contracts.1 Maintains a constant weighted average maturity of one month. May appeal to investors seeking shorter-term holding periods (daily-weekly). S&P 500 VIX Mid-Term Futures™ Index TR Utilizes the prices of mid-term (fourth through seventh month) VIX futures contracts. Offers exposure to a daily rolling long position in the fourth, fth, sixth and seventh month VIX futures contracts. Maintains a constant weighted average maturity of ve months. May appeal to investors seeking medium-term holding periods (weekly-monthly) S&P 500® Dynamic VIX Futures™ Total Return Index Maintains a core long position in mid-term VIX futures contracts and allocates between a long or short position in short-term VIX futures in high or low volatility environments according to a daily examination of implied volatility term structure. Uses the slope of the implied volatility term structure (curve) to determine allocations Offers access to a dynamic volatility strategy that may: - Potentially reduce “roll cost” during calm periods - Potentially provide outperformance relative to the VIX Index during more volatile times Important Factors to Consider Roll Yield As the CBOE Volatility Index® (“VIX Index”) is not a directly investable index, the use of futures or options is necessary to gain VIX exposure. As discussed earlier, each of the indices in the suite of iPath Volatility ETNs are based on futures that track the respective volatility exposure, and the futures are rolled on a daily basis. Therefore, roll yield2 associated with those futures is an important consideration. The shape of the futures curve can positively or negatively impact returns when rolling futures. Generally speaking, VXZ has tended to have lower roll costs than VXX, particularly over longer time horizons. Mean Reversion Mean reversion is when a security oscillates about a mid point over the long-time horizon from its ultimate price highs and lows. The VIX Index has historically tended to retract from any highs or lows that it has experienced. If this continues to happen, the value of VIX Index futures will likely decrease over time, and an investment in the ETNs therefore will be correspondingly limited if the ETNs are held over a longer term. Total Return vs. Excess Return Indices The Total Return versions of S&P 500 VIX Futures Indices reect the returns available through an unleveraged investment in the relevant futures contracts on the VIX Index plus interest accrual and reinvestment into the return of the notional value of the relevant index (based on the 3-month U.S. Treasury Bill rate). The Excess Return versions of S&P 500 VIX Futures Indices reect the returns available through an unleveraged investment in the relevant futures contracts on the VIX Index and do not include potential interest accrual or reinvestment. For more information on risks associated with the ETNs, please see “Selected Risk Considerations” on page 4 and the risk factors included in the relevant prospectus. 1 VIX futures contracts provide exposure to the CBOE Volatility Index® (“VIX Index”), which measures the market’s expectations of volatility in large cap US stocks over the next 30-day period. The VIX Index is calculated from the prices of a weighted blend of call and put options on the S&P 500 Index. The VIX Index is not an investable index itself. 2 In the futures markets, “rolling” refers to selling a near expiration contract and buying a longer-term contract. Since futures contracts have limited time to expiration, replacing a near-term contract with a longer-term contract can result in a negative roll yield, or “roll cost,” or a positive roll yield, or “roll profit,” depending upon the relative prices of longer-dated contracts relative to nearer contracts.

Dynamic Volatility Strategy The iPath® S&P 500 Dynamic VIX ETN (XVZ) seeks to provide exposure to a net long volatility strategy that maintains a core long position in mid-term VIX futures, while allocating between a long or short position in short-term VIX futures in high or low volatility environments. The strategy seeks to react positively to overall increases in market volatility and aims to lower the roll cost of investments linked to future implied volatility. iPath Volatility ETN Suite Potential Benets Operationally more efcient than using derivatives - Eliminates opening of futures/options accounts - Eliminates need to manage and maintain a derivatives account on a daily basis - May be used for tactical portfolio allocation or used as a hedging tool, Provides instruments with exchange traded liquidity to access equity market volatility For more information on risks associated with the ETNs, please see “Selected Risk Considerations” on page 4 and the risk factors included in the relevant prospectus. Figure 2: iPath® Volatility ETN Comparison Medium Term Dynamic Volatility Short Term Volatility Exposure Volatility Exposure Exposure iPath ETN Ticker VXX IVOP XXV VXZ XVZ Primary Exchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE Arca Yearly Fee* 0.89% 0.89% 0.89% 0.89% 0.95% ETN Inception Date 1/29/2009 9/16/2011 7/16/2010 1/29/2009 8/17/2011 ETN Maturity Date 1/30/2019 9/20/2011 7/17/2020 1/30/2019 8/18/2021 Futures Components 1st Month Futures — 2nd Month Futures — 4th Month Futures — — — 5th Month Futures — — — 6th Month Futures — — — 7th Month Futures — — — Constant Weighted Average Maturity One Month One Month One Month Five Months N/A Subject to Share Splits/Reverse Splits Yes No No Yes Yes Automatic Termination Level† N/A $10.00 per ETN $10.00 per ETN N/A N/A * The investor fee is the Yearly Fee times the applicable closing indicative value times the applicable daily index factor, calculated on a daily basis in the following manner: The investor fee on the inception date will equal zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to the Yearly Fee times the closing indicative value on the immediately preceding calendar day times the daily index factor on that day (or, if such day is not an index business day, one) divided by 365. † Barclays Bank PLC will automatically redeem certain ETNs as indicated (in whole only, but not in part) if, on any valuation date prior to or on the final valuation date, the intraday indicative note value per ETN is less than or equal to $10.00. Before investing in the ETN, investors should read in full relevant prospectus, available through visiting www.iPathETN.com.

1-877-764-7284 www.iPathETN.com Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Automatic Redemption: If specified in the applicable prospectus, Barclays Bank PLC will automatically redeem a series of ETNs (in whole only, but not in part) at the specified automatic redemption value if, on any valuation date prior to or on the final valuation date, the intraday indicative note value of the ETNs becomes less than or equal to the applicable level specified in the prospectus. For ETNs inversely linked to the S&P 500 VIX Short-Term Futures™ Index Excess Return, an automatic redemption may occur as a result of a precipitous increase in volatility in the U.S. equity markets and is highly likely to occur if the historical frequency of precipitous increases in volatility in the U.S. equity markets persist. The Performance of the Underlying Indices Are Unpredictable: An investment in the ETNs is subject to risks associated with fluctuations in the performance of the underlying index. Because the performance of such index is linked to futures contracts on the CBOE® Volatility Index (the “VIX Index”), the performance of the underlying index will depend on many factors including, the level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index which may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of the underlying index. Additional factors that may contribute to fluctuations in the level of such index include prevailing market prices and forward volatility levels of the U.S. stock markets and the equity securities included in the S&P 500® Index, the prevailing market prices of options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index, interest rates, supply and demand in the listed and over-the-counter equity derivative markets as well as hedging activities in the equity-linked structured product markets. Your ETNs Are Not Linked to the VIX Index or the Inverse of the VIX Index: The value of your ETNs will be linked to the value or the inverse performance, as the case may be, of the underlying index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited. The index underlying your ETNs is based upon holding a rolling long (and in certain cases, short) position in futures on the VIX Index. These futures will not necessarily track the performance of the VIX Index. Your ETNs may not benefit from increases or decreases in the level of the VIX Index because such increases or decreases will not necessarily cause the level of VIX Index futures to rise or fall. Accordingly, a hypothetical investment that was linked directly to the VIX Index or the inverse performance of the VIX Index, as the case may be, could generate a higher return than your ETNs. Leverage Risk: For ETNs linked to a leveraged participation in the performance of the underlying index, changes in the level of the underlying index will have a greater impact on the payout on the ETNs than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the underlying index will result in a significantly greater decrease in the payment at maturity or upon redemption, and an investor will suffer losses on an investment in the ETNs substantially greater than an investor would if the ETNs did not contain a leverage component. Dynamic Allocation of Underlying Index: In the case of an investment in ETNs linked to the performance of the S&P 500® Dynamic VIX Futures™ Total Return Index, the value of the underlying index will depend upon the success of such index in dynamically allocating between the short-term and mid-term volatility futures components. The allocation of such index is based on implied volatility measurements that may not effectively predict trends in future volatility, and is made in accordance with pre-defined weightings that may not be optimal. Additionally, such index may allocate to short as well as long positions in the index components and is not guaranteed to react positively to increased levels of market volatility. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You will not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Standard & Poor’s®”, “S&P 500®”, “S&P®”, “S&P 500® Total Return”, “S&P 500 VIX Short-Term Futures™”, “S&P 500 VIX Mid-Term Futures™” and “S&P 500® Dynamic VIX Futures™” are trademarks of Standard & Poor’s Financial Services, LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by Barclays Bank PLC. “CBOE®”, “VIX®” and “BuyWrite” are trademarks of the Chicago Board Options Exchange, Incorporated (“CBOE”) and have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Barclays Bank PLC. This document is not sponsored, endorsed, or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P, or any of their respective subsidiaries or affiliates (collectively, “S&P Dow Jones Indices”) or by CBOE. S&P Dow Jone

s Indices and CBOE make no representation, condition or warranty, express or implied, to the owners of the ETNs or to any member of the public regarding the advisability of investing in securities generally or in the ETNs or in the ability of the indices to track market performance. ©2011–2012 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 4112-02_R1_v01HK_7/13 Not FDIC Insured No Bank Guarantee May Lose Value iP-0604-1112 BARCLAYS